BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 30, 2017

1.            Date, Time and Place: Held on November 30, 2017, at 9 am, in São Paulo City, São Paulo state, at BRF S.A. (“Company”) office located at Rua Hungria, n° 1.400, 5º floor.

2.            Summons and Presence: Summons duly accomplished pursuant the Article 21 of Company’s Bylaws with the presence of the totally of the members of the Board of Directors: Messieurs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Flávia Buarque de Almeida and José Aurélio Drummond Jr., Mrs. Francisco Petros Oliveira Lima Papathanasiadis, Walter Fontana Filho e Walter Malieni Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Débora Benassi.

4.            Agenda: (i) Optimization of intercompanies transactions and (b) Intercompanies agreements between BRF and OneFoods.

5.            Resolutions: The members approved, initially, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following resolutions were taken:

5.1. Optimization of intercompanies transactions: The Board of Directors, by unanimously, approved the intercompanies transactions envolving subsidiaries of the Company, direct or indirectly, as follow (i) loan amortisation between Wellax Foods Logistics Lda. and Sadia International Ltd, through assignment of receivables of BRF Global GmbH, and subsequent liquidation of da Sadia International Ltd., and the remainder cash being provided by BRF Austria GmbH at BRF GmbH; (ii) loan amortization between Sadia Overseas Ltd. and BRF GmbH and subsequent liquidation of Sadia Overseas Ltd.; and (iii) liquidation of Perdigão International Ltd. and PPE contribution at BRF Global GmbH.

5.2. Intercompanies Agreement between OneFoods and BRF. The Board of Directors, by unanimously, approved the execution of the intercompanies agreement by and between the companies of the OneFoods group and BRF related to the Project Apollo, which are: (i) supply agreement; (ii) industrialization agreement; (iii) cost sharing agreement; (iv) assignment agreement of the trademarks Sadia, Perdix, Halal and Lequetreque; (v) IP license agreement of the trademarks of Confidence, Hilal and Unef and (vi) carve out agreement.

Minutes of the Ordinary Meeting of the Board of Directors held on November 30, 2017.

BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 30, 2017

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book Number 6 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, November 30, 2017

Débora Benassi Secretary

Minutes of the Ordinary Meeting of the Board of Directors held on November 30, 2017.